GENETHERAINC

CODE OF CONDUCT FOR THE BOARD MEMBERS AND SENIOR

MANAGEMENT OF GENETHERA INC

This Code has been approved by the Board of Directors of the Company vide Board resolution dated 29th December, 2004.

As required under Clause 49 of the Listing Agreement as amended up to date, GeneThera Inc (herein referred to as "the Company"), hereby notifies the "Code of Conduct for the Board Members and Senior Management of GeneThera, Inc" (hereinafter referred to as "the Code").

All the Directors and members of the Senior Management are mandatorily required to understand and adhere to the code/standards prescribed herein, including any amendments/modifications/replacements thereof as may be notified by the Board of Directors of the Company from time to time, in the course of their dealings, exercise of powers and discharge of their duties, responsibilities and obligations in relation to the Company and its transactions.

Nothing in this Code of Conduct or related communications creates or implies an employment contract or term of employment.

Violations of law

Violations of law, this Code of Conduct or other Company policies or procedures should be reported immediately to the Managing Directors and/or the Compliance Officer in writing.

Violations of law, this Code of Conduct or other Company policies or procedure can lead to disciplinary action up to and including termination/vacation of office.

Date of Operation

This Code shall be operative with effect from 31st December, 2004.

Applicability

This code shall be applicable to all the Board Members (hereinafter referred to as 'Directors') and Senior Management of the Company.

Part A - Definitions 'Company'  means  GENETHERA  INC

'Board Members' means Board of Directors of GeneThera, Inc.

'Senior Management' shall mean personnel of the company  who are members of its core management team excluding Board of Directors. This would comprise of all members of  management one level below the executive directors, including all functional heads.

'Compliance Officer' means the office appointed by the Board of Directors for the purpose of this code from time to time.

Part B-Compliance

Compliance Officer

The Company has appointed Ms. Tannya L. Irizarry, Company Secretary as Compliance officer for the purpose of this Code and she shall report to the Managing Directors of the Company.

Affirmation of Compliance

All Board members and senior management personnel of the Company shall affirm compliance with this Code on annual basis in such form as may be prescribed and send it to the Compliance Officer by 30th April each year. The Annual report of the company shall contain a declaration to this effect.

PART C - CODE OF CONDUCT

The Directors and Senior Management personnel of the Company shall adhere to the following:

1.Shall act in accordance with the highest standards of personal and professional integrity, honesty and ethical conduct

2.Shall be independent in their judgment and actions.

3.Shall exercise due care and diligence in performance of their duties.

4.Shall comply with all applicable Jaws, rules, and regulations.

5.Shall not allow their personal interest to conflict with the interest of the Company. If they are considering investing in a Company customer, supplier, developer or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. In the event of there being a conflict of interest and duty, they should make full disclosure of all facts and circumstances thereof to the Board of directors.

6.Shall intimate the Company's Board of Directors before accepting outside directorships.

7.Shall maintain the confidentiality of the information of the Company received/obtained by them in the course of their position as Director/employee of the Company, except when disclosure is authorized by the Managing Director of the Company or legally mandated and shall not use confidential information for their own advantage or profit.

8.Shall use best endeavors to protect Company's assets and property and ensure its efficient use.

9.Shall not derive any personal benefit (including without Limitation through the use of Company's property, assets, information, or position) except that which they are lawfully entitled to.

10.Shall refer all inquiries or calls from the press and financial analysts to the Company's Managing Director. The Company has designated its Chairman, Managing Directors as official Company spokespeople for any company related matters.

11.Shall abide by Company's internal code for prevention of Insider Trading.

12.Shall not, directly or indirectly, short sell any equity/security, of the Company. A short sale means any transaction whereby one may benefit from a decline in the Company's share/security price.

13.Shall, under no circumstances, offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business, decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud.

14.Shall not compete directly or indirectly with the business of the Company or with any business that the Company is considering to establish.

15.Shall affirm compliance with this Code to the Company on an annual basis.

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF CONDUCT

I have received, read and understood the Company's Code of Conduct. I agree to comply with the Company Code of Conduct.

Employee Name Signature

Date

Note: Please sign and return this form to the Compliance Officer.